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Exhibit 23.03

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


                                BDO Seidman, LLP
                      1900 Avenue of the Stars, 11th Floor
                              Los Angeles, CA 90067


Sync Research, Inc.
Irvine, California

We hereby consent to the use of our report dated March 23, 2000 relating to the financial statements of Osicom Technologies, Inc., (a Delaware corporation, f/k/a Cray Communications, Inc., doing business as Entrada Networks), a wholly-owned subsidiary of Osicom Technologies, Inc., (a New Jersey corporation), as of January 31, 2000 and 1999 and for each of the three years in the period ending January 31, 2000 that is made part of this Registration Statement on Form S-4 (No. 333-_______) and related prospectus of Sync Research, Inc.

We also consent to the reference to us under the caption "Experts" in the Registration Statement and prospectus.


                              /s/ BDO SEIDMAN, LLP

Los Angeles, California
May 19, 2000